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                                    EXHIBIT 2

                    ANNOUNCEMENT OF REVISED DIVIDEND FORECAST

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                              (English Translation)

                                                               February 24, 2004

To whom it may concern:
                                   WACOAL CORP.
                                   Yoshikata Tsukamoto, President and Director
                                   (Code Number: 3591)
                                   (Tokyo Stock Exchange, First Section)
                                   (Osaka Securities Exchange, First Section)
                                   Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                   (Tel: 075-682-1010)

 Announcement of Revised Dividend Forecast for the 56th Fiscal Year Ending March
                                    31, 2004

         We hereby announce that the board of directors of the Company resolved at the board meeting held on February 24, 2004 to propose the following dividend payment for the 56th fiscal year ending March 31, 2004 at the ordinary general meeting of shareholders to be held at the end of June 2004.

1.       Explanation for revision

         The amount of the dividend payment to shareholders is determined taking into consideration business results, improvements to the management structure and the level of accumulated internal reserve earmarked for the development of our business over the medium- and long-term. Based on this, for the fiscal year ending March 2004, we plan to distribute a dividend of 15.00 yen per share (an increase of 1.50 yen per share), which is also in recognition of 40 years of shareholder support since the Company's listings on the Tokyo and Osaka Stock Exchanges in 1964.

2.       Revision details

                                                               Dividend per
                                                                  share
                                                               ------------
Revised forecast                                                15.00 yen
Prior forecast (announced on November 13, 2003)                 13.50 yen
Prior year's dividend (fiscal year ended March 31, 2003)        13.50 yen

(Note) The Company has not established an interim dividend policy.

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